As filed with the Securities and Exchange Commission on July 3, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLACKSTONE MORTGAGE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	94-6181186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

(Address of Principal Executive Offices)

BLACKSTONE MORTGAGE TRUST, INC.

2013 STOCK INCENTIVE PLAN

(Full title of the plan)

Stephen D. Plavin

Chief Executive Officer

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

(Name and address of agent for service)

Tel: (212) 655-0220

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Andrew R. Keller, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Tel: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A Common Stock $0.01 par value per share	2,160,106 shares	$24.89	$53,765,038.34	$7,333.55

(1)	Covers shares of Class A Common Stock, $0.01 par value per share (“Common Stock”), of Blackstone Mortgage Trust, Inc. to be issued under the Blackstone Mortgage Trust, Inc. 2013 Stock Incentive Plan (the “Plan”). In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution in the event of a stock split, stock dividend or similar transaction.
(2)	In accordance with Rule 457(h)(1) of the Securities Act, the price of the securities has been estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, and the price listed is the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 27, 2013 (a date within 5 business days prior to the date of filing this registration statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be sent or given to the participants in the Blackstone Mortgage Trust, Inc. 2013 Stock Incentive Plan (the “Plan”) covered by this Registration Statement on Form S-8 (the “Registration Statement”), as required by Rule 428(b)(1) of the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission (each with Commission File No. 001-14788) are hereby incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Commission on March 26, 2013 (including information specifically incorporated by reference from our definitive proxy statement on Schedule 14A filed with the Commission on April 29, 2013, as amended by the proxy statement supplement on Schedule 14A filed with the Commission on June 13, 2013);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the Commission on May 6, 2013;

(c)	The Registrant’s current reports on Form 8-K, as filed with the Commission on March 4, 2013, March 14, 2013, March 26, 2013 (excluding Item 2.02 and Exhibits 99.1 and 99.2), April 26, 2013, May 7, 2013 (excluding Item 2.02 and Exhibits 99.1 and 99.2), May 17, 2013, May 23, 2013, May 29, 2013, June 13, 2013, June 18, 2013, July 1, 2013 and July 3, 2013;

(d)	The Registrant’s current report on Form 8-K/A, as filed with the Commission on March 26, 2013;

(e)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A, as filed with the Commission on May 6, 2013 pursuant to section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all other amendments and reports filed for the purpose of updating such description; and

(f)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, prior to the filing of the post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action. The Registrant’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Registrant’s charter authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate the Registrant to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Registrant to indemnify and advance expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant has entered into indemnification agreements (the “Indemnification Agreements”) with each of the Registrant’s directors and executive officers (each, an “Indemnitee”). The Indemnification Agreements provide that the Registrant will, subject to certain limitations and exceptions, indemnify, to the fullest extent permitted under Maryland law, and advance expenses to, each Indemnitee, in connection with (among other things)

the Indemnitee’s capacity as a director, officer, employee or agent of the Registrant. This obligation includes, subject to certain terms and conditions, indemnification for any expenses (including reasonable attorneys’ fees), judgments, fines, penalties and settlement amounts actually and reasonably incurred by the Indemnitee in connection with any threatened or pending action, suit or proceeding. In certain instances, the Registrant may be required to advance such expenses, in which case the Indemnitee will be obligated to reimburse the Registrant for the amounts advanced if it is later determined that the Indemnitee is not entitled to indemnification for such expenses. The indemnification provided under the Indemnification Agreements is not exclusive of any other indemnity rights.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index appearing immediately after the Signature Page to this Form S-8 is incorporated into this Item by reference.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 3, 2013.

BLACKSTONE MORTGAGE TRUST, INC.

By:	/s/ Stephen D. Plavin
	Name:	Stephen D. Plavin
	Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints Stephen D. Plavin and Geoffrey G. Jervis, and each of them singly (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael B. Nash	Executive Chairman	July 3, 2013
Michael B. Nash	of the Board of Directors

/s/ Stephen D. Plavin	Chief Executive Officer and Director	July 3, 2013
Stephen D. Plavin	(Principal Executive Officer)

/s/ Geoffrey G. Jervis	Chief Financial Officer (Principal Financial	July 3, 2013
Geoffrey G. Jervis	and Accounting Officer)

/s/ Thomas E. Dobrowski	Director	July 3, 2013
Thomas E. Dobrowski

/s/ Martin L. Edelman	Director	July 3, 2013
Martin L. Edelman

/s/ Henry N. Nassau	Director	July 3, 2013
Henry N. Nassau

/s/ Joshua A. Polan	Director	July 3, 2013
Joshua A. Polan

/s/ Lynne B. Sagalyn	Director	July 3, 2013
Lynne B. Sagalyn

/s/ John G. Schreiber	Director	July 3, 2013
John G. Schreiber

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1.a	Articles of Amendment and Restatement (filed as Exhibit 3.1.a to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on April 2, 2003 and incorporated herein by reference)

4.1.b	Certificate of Notice (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on February 27, 2007 and incorporated herein by reference)

4.1.c	Articles Supplementary for Series A Junior Participating Preferred Stock (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on March 3, 2011 and incorporated herein by reference)

4.1.d	Articles of Amendment (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on December 21, 2012 and incorporated herein by reference)

4.1.e	Articles of Amendment (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on May 6, 2013 and incorporated herein by reference)

4.1.f	Third Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on December 21, 2012 and incorporated herein by reference)

4.1.g	Articles of Amendment (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on May 6, 2013 and incorporated herein by reference)

4.1.h	Articles Supplementary (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on May 29, 2013 and incorporated herein by reference)

4.2	Blackstone Mortgage Trust, Inc. 2013 Stock Incentive Plan

5.1	Opinion of Venable LLP as to the legality of the securities being issued

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (included on the signature page to this Registration Statement)